REORGANIZATION AND STOCK PURCHASE AGREEMENT

                                  by and between

                               Lakota Energy, Inc.
                             a Colorado corporation

                                      and

                               Voice Design, Inc.
                              a Texas corporation

                              and its shareholders

                    REORGANIZATION AND STOCK PURCHASE AGREEMENT

REORGANIZATION AND STOCK PURCHASE AGREEMENT ("Agreement"), dated June 8, 1999, by and among Lakota Energy, Inc., a Colorado corporation (hereinafter referred to as "Lakota"), Voice Design, Inc., a Texas corporation (hereinafter referred to as "VDI"), and Patrick "Cody" Morgan, an individual (hereinafter referred to as "Morgan"), Candice Morgan, an individual ("Candice"), and Charles H. Downey, Jr., an individual ("Downey") Each of Morgan, Candice, and Downey shall be referred to as a "Shareholder" or the "Shareholders"). Each of Lakota, VDI, and the Shareholders shall be referred to herein as a "Party" and collectively as the "Parties."

                         W I T N E S S E T H

WHEREAS, the Shareholders collectively own 100% of the issued and outstanding common stock of VDI (the "VDI Shares") as set forth in Exhibit "A" attached hereto;

WHEREAS, the Shareholders desire to sell and Lakota desires to purchase the VDI Shares in accordance with the terms set forth herein;

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the parties hereto as follows:

                              ARTICLE 1
                   SALE AND PURCHASE OF THE SHARES

1.1 Sale of the VDI Shares. At the Closing, subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, the Shareholders shall sell to Lakota and Lakota shall purchase from the Shareholders, and each of them, all of the VDI Shares. As consideration for the receipt of the VDI Shares, Lakota shall pay the following consideration:

1.1.1      Lakota shall pay to Morgan cash consideration (the
"Cash Consideration") equal to Sixty Thousand Dollars ($60,000), payable as follows:

(a) At the Closing, Lakota shall pay the sum of Twenty
Thousand Dollars ($20,000) (the "First Cash Payment");

(b) On the date which is sixty (60) days following the Closing, Lakota shall pay the sum of Twenty Thousand Dollars ($20,000);

(c) On the date which is ninety (90) days following the Closing, Lakota shall pay the sum of Twenty Thousand Dollars ($20,000).

1.1.2 At the Closing, Lakota shall cause to be issued to the Shareholders, pro rata in accordance with their ownership as set forth on Exhibit A attached hereto, an aggregate of Three Million
(3,000,000) shares of Lakota common stock bearing an appropriate 144 restrictive legend (the "Initial Stock Consideration").

1.2 Instruments of Conveyance and Transfer. At the Closing, the Shareholders shall deliver to Lakota the VDI Shares and Lakota shall deliver to Morgan the First Cash Payment and a certificates representing the Initial Stock Consideration.

1.3 Additional Consideration. As additional consideration for the purchase of the VDI Shares, Lakota shall issue to Morgan, or his assigns, additional shares of Lakota common stock based on the following schedule (the "Additional Stock Consideration");

1.3.1 In the event that VDI reaches net revenue (as defined in Section 1.3.4 below) of at least Thirty Two Thousand Four Hundred Dollars ($32,400) by that date which is one (1) year from the date of Closing, then Morgan shall be issued an aggregate of 1,000,000 shares of Lakota common stock bearing an appropriate 144 restrictive legend.

1.3.2  In addition to the consideration set forth in Section
1.3.1 hereof, in the event that VDI reaches net revenue (as defined in Section 1.3.4 below) of at least Two Hundred Eighty Seven Thousand Dollars ($287,400) by that date which is two (2) years from the date of Closing, then Morgan shall be issued an aggregate of 1,000,000 shares of Lakota common stock bearing an appropriate 144 restrictive legend.

1.3.3  In addition to the consideration set forth in Sections
1.3.1 and 1.3.2 hereof, in the event that VDI reaches net revenue (as defined in Section 1.3.4 below) of at least Seven Hundred Sixty Two Thousand Dollars ($762,400) by that date which is three (3) years from the date of Closing, then Morgan shall be issued an aggregate of 1,000,000 shares of Lakota common stock bearing an appropriate 144 restrictive legend.

1.3.4 For purposes of this Agreement, the term "net revenues" shall mean the total amount of gross sales of products and services of Voice Design, Inc., either directly or indirectly arising out of Voice Design, Inc.'s business operations, as determined under generally accepted accounting principles, minus annual total expenses arising directly out of Voice Design, Inc.'s business operations (including, without limitation, taxes), but excluding depreciation, amortization and expenses on monies borrowed by Voice Design, Inc., or its parent, in furtherance of the transactions contemplated by this Agreement.

1.4  Positions and Titles.

1.4.1 Morgan Positions. Effective as of the Closing, Morgan shall serve as the President, and a Director of VDI, pursuant to the terms of the employment agreement attached hereto as Exhibit "D".
Morgan will also be appointed as a Director of Lakota, to serve at the discretion of the Lakota shareholders.

1.4.2  Downey Positions.  Effective as of the Closing,
Downey shall serve as the Chief Executive Officer and a Director of VDI, pursuant to the terms of the employment agreement attached hereto as Exhibit "E".

1.4.3  Lakota Appointments to the VDI Board of Directors.
Effective as of the Closing, Lakota will appoint three (3) members to the VDI Board of Directors.

                                  ARTICLE 2
                        REPRESENTATIONS AND WARRANTIES

2.1  Representations and Warranties of VDI.  To induce
Lakota to enter into this Agreement and to consummate the transactions contemplated hereby, VDI represents and warrants, as of the date hereof and as of the Closing, as follows:

2.1.1 VDI has the full right, power and authority to enter into this Agreement and to carry out and consummate the transaction contemplated herein. This Agreement constitutes the legal, valid and binding obligation of VDI.

2.1.2 Corporate Existence and Authority of VDI. VDI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

2.1.3 Capitalization of VDI. The authorized equity securities of VDI consists of 50,000 shares of common stock, of which 30,000 shares are issued and outstanding. No other shares of capital stock of VDI are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by VDI which provide for the purchase, issuance or transfer of any shares of the capital stock of VDI nor are there any outstanding securities granted or issued by VDI that are convertible into any shares of the equity securities of VDI, and none is authorized. VDI is not obligated or committed to purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in VDI are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before it's shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of VDI's equity securities.

2.1.4 Subsidiaries. "Subsidiary" or "Subsidiaries" means all corporations, trusts, partnerships, associations, joint ventures or other Persons, as defined below, of which a corporation or any other Subsidiary of such corporation owns not less than twenty percent

(20%) of the voting securities or other equity or of which such corporation or any other Subsidiary of such corporation possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting shares, management contracts or otherwise. "Person" means any individual, corporation, trust, association, partnership, proprietorship, joint venture or other entity. There are no Subsidiaries of VDI.

2.1.5 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which VDI is a party or by which either of them or any of their properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of VDI; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on VDI or any of their respective actions.

2.1.6  Taxes.

2.1.6.1 All taxes, assessments, fees, penalties, interest and other governmental charges with respect to VDI which have become due and payable on the date hereof have been paid in full or adequately reserved against by VDI, (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes), and all interest and penalties thereon with respect to the periods then ended and for all periods thereto;

2.1.6.2 There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against VDI, nor are there any actions, suits, proceedings, investigations or claims now pending against VDI, nor are there any actions, suits, proceedings, investigations or claims now pending against VDI in respect of any tax or assessment, or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes or assessments against VDI, and

2.1.6.3 The consummation of the transactions contemplated by this Agreement will not result in the imposition of any additional taxes on or assessments against VDI.

2.1.7 Disputes and Litigation. There is no suit, action, litigation, proceeding, investigation, claim, complaint, or accusation pending, threatened against or affecting VDI or any of its properties, assets or business or to which VDI is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and to the best knowledge of VDI there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or, to the best knowledge of VDI, threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect VDI or any of its properties, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting VDI or any of its properties, assets or business. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or to the best knowledge of VDI any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of VDI or any such person's heirs, executors or administrators as against VDI.

2.1.8 Compliance with laws. VDI has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations. VDI has filed all returns, reports and other documents and furnished all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects. All permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of VDI for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or, to the best knowledge of VDI threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval. Such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by VDI.

2.1.9 Guaranties. VDI has not guaranteed any dividend, obligation or indebtedness of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of VDI.

2.1.10 Books and Records. VDI keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities. The minute books of VDI contain records of its shareholders' and directors' meetings and of action taken by such shareholders and directors. The meeting of directors and shareholders referred to in such minute books were duly called and held, and the resolutions appearing in such minute books were duly adopted.

The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same. A true and accurate list of VDI assets and liabilities as of the Closing Date is attached hereto as Exhibit
"B". Further, attached hereto as Exhibit "C" is a list of all material contracts to which VDI is a party, and which VDI hereby represents to be valid and binding obligations on all parties thereto. VDI represents and warrants that there are no other material contracts or agreements in existence as of the Closing Date.

2.2  Representations and Warranties of the Shareholders.
To induce Lakota to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholder, and each of them, represent and warrant, as of the date hereof and as of the Closing, as follows:

2.2.1 The Shareholders have the full right, power and authority to enter into this Agreement and to carry out and consummate the transaction contemplated herein. This Agreement constitutes the legal, valid and binding obligation of the Shareholders.

2.2.2 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which the Shareholders are a party or by which any of them or any of their properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of the Shareholders; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on the Shareholders or any of their respective actions.

2.2.3 The Shareholders acknowledges that all shares of Lakota common stock issued in accordance with this Agreement will be "restricted securities" (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144")), that the Shares will include the restrictive legend set forth in Section 3.2 hereof, and, except as otherwise set forth in this Agreement, that the shares cannot be sold for a period of one year from the date of issuance unless registered with the United States Securities and Exchange Commission ("SEC") and qualified by appropriate state securities regulators, or unless the Shareholders obtain written consent from Lakota and otherwise comply with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

2.2  Representations and Warranties of Lakota.  To induce
VDI and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Lakota represents and warrants, as of the date hereof and as of the Closing, as follows:

2.2.1 Corporate Existence and Authority of Lakota. Lakota is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

2.2.2 Capitalization of Lakota. The authorized equity securities of Lakota consists of 50,000,000 shares of common stock, of which 33,588,906 shares are issued and outstanding as of the close of business on May 27, 1999, and 5,000,000 shares of Preferred Stock, of which no shares are issued and outstanding as of the date hereof. No other shares of capital stock of Lakota are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. All presently exercisable voting rights in Lakota are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before it's shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of Lakota's equity securities.

2.2.3 Subsidiaries. There are currently two subsidiaries of Lakota, namely West Belt Energy, Inc., a Texas corporation, and 2-Infinity.com, Inc., a Texas corporation.

2.2.4 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which Lakota is a party or by which it or any of its properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of Lakota; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on Lakota or any of its actions.

                                   ARTICLE 3
                       CLOSING AND DELIVERY OF DOCUMENTS

3.1 Closing. The Closing shall be deemed to have occurred as of the date of signing of this Agreement. Subsequent to the signing, the following shall occur as a single integrated transaction:

3.2  Delivery by Lakota:

(a) Lakota shall deliver to the Shareholders the Initial
Stock Consideration of an aggregate of 3,000,000 shares of Lakota common stock and all instruments of conveyance and transfer required by Section 1.2 subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, except as set forth in the legend on the certificate(s), which legend shall provide as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF FOR A PERIOD OF ONE YEAR FROM THE ISSUANCE THEREOF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS OR (ii) UPON THE EXPRESS WRITTEN AGREEMENT OF THE COMPANY AND COMPLIANCE, TO THE EXTENT APPLICABLE, WITH RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES).

(b) Lakota shall deliver to Morgan the First Cash Payment in the amount of Twenty Thousand Dollars ($20,000).

(c) Lakota shall execute the Employment Agreements set forth in Exhibits "D" and "E" attached hereto.

3.3 Delivery by the Shareholders:

(a) The Shareholders shall deliver to Lakota all of the VDI
Shares and all instruments of conveyance and transfer required by
Section 1.2.

(b) Morgan and Downey shall execute the Employment Agreements set forth in Exhibits "D" and "E", respectively.

                                      ARTICLE 4
                    CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

4.1 Condition Precedent. This Agreement, and the transactions contemplated hereby, shall be subject to the approval of the Board of Directors of Lakota and VDI, and, if necessary, the respective shareholders thereof.

4.2 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the mutual consent of all of the parties.

4.3 Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.

                                   ARTICLE 5
                                   COVENANTS

5.1 To induce Lakota to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made the Shareholders covenant and agree as follows:

5.1.1 Notices and Approvals. The Shareholders agree: (a) to give and to cause VDI to give all notices to third parties which may be necessary or deemed desirable by Lakota in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use its best efforts to obtain and to cause VDI to obtain, all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or deemed desirable by Lakota in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use its best efforts to obtain, and to cause VDI to obtain, all consents and authorizations of any other third parties necessary or deemed desirable by Lakota in connection with this Agreement and the consummation of the transactions contemplated hereby.

5.1.2  Information for Lakota's Statements and Applications.
The Shareholders and VDI and their employees, accountants and attorneys shall cooperate fully with Lakota in the preparation of any statements or applications made by Lakota to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish Lakota with all information concerning the Shareholders and VDI necessary or deemed desirable by Lakota for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

5.1.3 Access to Information. Lakota, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of the

Shareholders and VDI and have full access to all of the books and records of the other during reasonable business hours.
Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

5.2 To induce the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made Lakota covenants and agrees as follows:

5.2.1 Access to Information. The Shareholders, together with their appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of Lakota and have full access to all of the books and records of the other during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

                              ARTICLE 6
                            MISCELLANEOUS

6.1 Expenses. Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall bear all taxes of any nature (including, without limitation, income, franchise, transfer and sales taxes) and all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such taxes, fees and expenses of the parties hereto shall be paid prior to Closing.

6.2 Notices. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by prepaid telegram or delivered or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

To Lakota:

Lakota Energy, Inc.
2849 Paces Ferry Road, Suite 710
Atlanta, Georgia 30339
Attn: R.K. (Ken) Honeyman, President
Facsimile (770) 433-8260
with a copy to:

The Law Offices of M. Richard Cutler
610 Newport Center Drive, Suite 800
Newport Beach, CA 92660
Attn: Brian A. Lebrecht, Esq.
Facsimile (949) 719-1988

To VDI or the Shareholders

Voice Design, Inc.

Attn: Patrick "Cody" Morgan, President
Facsimile  (    )

with a copy to:




Facsimile (     )

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given forty-eight (48) hours after deposit thereof in the United States mail. If notice is given by telegraph in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time that the telegraphic agency shall confirm delivery thereof to the addressee.

6.3 Entire Agreement. This Agreement, together with the schedule and exhibits hereto, sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

6.4  Survival of Representations.  All statements of fact
(including financial statements) contained in the schedules, the exhibits, the certificates or any other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective party hereunder. All representation, warranties agreements and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the parties or of any information a party may have in respect thereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of Closing that such right or remedy existed.

6.5 Incorporated by Reference. All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

6.6 Remedies Cumulative. No remedy herein conferred upon and Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

6.7 Execution of Additional Documents. Each party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

6.8 Finders' and Related Fees. Each of the parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

6.9 Governing Law. This Agreement has been negotiated and executed in the State of Texas and shall be construed and enforced in accordance with the laws of such state.

6.10 Forum. Each of the parties hereto agrees that any action or suit which may be brought by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Harris County, Texas.

6.11 Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the nonprevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

6.12 Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

6.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.


LAKOTA ENERGY, INC.                         VOICE DESIGNS, INC.
a Colorado corporation ("LAKOTA")           a Texas corporation ("VDI")

/s/R.K. Honeyman                            /s/Patrick Morgan
By: R.K. (Ken) Honeyman                     By: Patrick Morgan
Its: President                              Its: President




/s/Patrick Morgan                           /s/Candice Morgan
Patrick Morgan, an individual               Candice Morgan, an individual



/s/Charles H. Downey, Jr.
Charles H. Downey, Jr., an individual

                                      EXHIBIT "A"

                                      VDI SHARES

Patrick Morgan                10,000 shares
Candice Morgan                10,000 shares
Charles H. Downey, Jr.        10,000 shares

                                      EXHIBIT "B"

                               VDI ASSETS AND LIABILITIES

                                      EXHIBIT "C"

                                 VDI MATERIAL CONTRACTS

                                      EXHIBIT "D"

                              MORGAN EMPLOYMENT AGREEMENT

                                      EXHIBIT "E"

                              DOWNEY EMPLOYMENT AGREEMENT